Exhibit 99.3

VIAVID
communications simplified.

NewHold Investment Corp. & Evolve Technology

Proposed Business Combination Conference Call

March 8, 2021

C O R P O R A T E P A R T I C I P A N T S

Peter George, Chief Executive Officer, Evolv Technology

Kevin Charlton, Chief Executive Officer, NewHold Investment Corp.

Peter Faubert, Chief Financial Officer, Evolv Technology

P R E S E N T A T I O N

Peter George

Slide 1. Hi, my name’s Peter George from Evolv Technology. We’d like to introduce you to Evolv, the human security company.

We have a big, bold, ambitious plan to build a billion-dollar AI-based touchless security screening company, and at the same time, an important mission to make the world a safer place to live, work, learn, and play, and we do this by combining the most advanced sensors and cameras along with artificial intelligence to detect threats at the pace of life.

Our plan is to build an enduring, and durable, and generational company. We’ve broken the presentation into four parts. Kevin Charlton and I will do the executive summary. I’ll take you through the sections why Evolv then our land and expand strategy. Then finally, Peter Faubert, our CFO, will take you through the transaction details and financials.

Slide 5. Evolv Technology today is the world leader in touchless security screening. We deliver this capability as security as a service. We have a very big TAM, it’s over $20 billion, and it’s growing, and we’re completely disrupting the security marketplace today, which is an analog device, and we’re making it digital.

The five key tenants of our platform; we have amazing breakthrough technology, a very innovative SaaS business model, we have some amazing strategic partners that give us operational leverage in the market, and an iconic set of customers like the Lincoln Center, Uber, the Wynn hotel, and Six Flags that have a great ROI and are great customers.

Let me introduce you to Kevin Charlton. He’s the CEO of NewHold, our new partner. Kevin?

Kevin Charlton

Thank you, Peter, and thank all of you for your time today. I’ll be referring to Page 6 of the presentation.

As Peter mentioned, I’m Kevin Charlton, the CEO of NewHold Investment Corp., a $172 million SPAC raised last summer with a focus on industrial technology. I am very pleased to be here to introduce Evolv as our merger partner as we take Evolv public.

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At NHIC, we have been looking for a merger partner with a disruptive, proprietary technology that was transforming its industry. We also were looking for a company with proven revenue and gross margins, that was ready for accelerated growth. Evolv is in the center of the bulls eye for the kind of company we’re looking for.

As you’ll hear repeated today, there are three things at Evolv that are important to keep in mind. One, simply the technology works. It identifies more threats more accurately, and it makes people safer. Two, it’s simply a more convenient experience for people going through the system. You don’t need to take anything out of your pockets, you don’t need to form a single-file line, and you can walk straight through. Finally, Evolv saves our customers money. It hits on all cylinders.

Along with our signed merger agreement, we are pleased to announce an upsized and oversubscribed PIPE with commitments of $300 million that include investment by Magnetar Capital, UBS O’Connor, Senator, Eldridge, and Motorola, among others, in addition to investments from star athletes, franchise owners, and managers who all want the world to re-open, and to re-open safely.

As you will see on Pages 35 and 36 of the presentation, the pro forma enterprise value we think is very attractive at 2.2x 2025 revenue and 5.6x 2025 EBITDA.

On the capital structure, all of the existing shareholders are rolling 100% of their equity. All of the cash raised today is going on the balance sheet for growth, and it will be sufficient to execute the plan that Peter and Peter will be describing.

We’re also very excited to partner with some very experienced investors that are described below.

Lux Capital is very experienced in the SPAC market and has participated in several successful SPAC combinations recently.

Finback, which is the family office of Jeb Bush and Bill Gates, who is the largest shareholder in Evolv. You’ll see some of the other critical investors and strategic partners below.

With that, let me turn it back over to Peter who will tell you about Evolv.

Peter George

Thanks, Kevin.

Slide 7. The seven key tenants of this unique opportunity for this investment are the following.

Number 1, as we’ve said, an amazing AI software platform that’s second to none in the industry, a huge growing $20 billion TAM, a diverse customer base, and a SaaS business model that delivers four-year subscriptions, a land and expand strategy that’s proven, and finally, a world-class executive team that’s done this before.

Slide 8. The picture on the left is what’s happened to professional sporting stadiums right after the Boston Marathon. Everybody was asked to grab the most innovative technology at the time, and unfortunately, that’s an 83-year-old metal detector. We completely upend that, and as you can see from the picture on the right, you can see an example of people walking through our system and not breaking stride.

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Slide 9. Our system is 10 times faster than anything in the industry. A typical metal detector can process about 300 people an hour. We’re close to 4,000 people, and the magic is in the ability to differentiate between a phone and a firearm, and we do that through very innovative AI machine learning algorithms that we’ve built and we’ve made part of our system.

Slide 10. We have an amazing set of iconic customers from all the key verticals across the industry, and we’re so proud and privileged to have our customers choose us, as they can choose anybody in the world.

Slide 12. We have an amazing executive team leading this organization, all from different categories which include physical security, cyber security, security SaaS software companies, and analytics. All of us have a ton of experience in scaling global companies, and all of us have done at numerous times, identifying key acquisitions, and integrating those acquisitions into the company to get scale and growth.

Slide 13. Let me tell you why Evolv.

Slide 14. There are three main reasons why customers choose us, and the first is they need their security posture to get better and go up. Secondly, they want their visitor experience to be completely transformed, and finally, everybody wants to also save money if you can. We hit all three of those boxes.

Slide 15. We have this agile software platform called Cortex AI. It allows us to differentiate between a phone and a firearm, and because it’s software, we can add new threats as they come.

After COVID-19, we added elevated body temperature, so we could screen for health checks, also for weapons, and body temperature and facial recognition. Our machine learning models allow our systems to get smarter over time. Finally, we deliver a data set of analytics that’s second to none and provides insight for our venues that they really, really appreciate and find very important.

Slide 18. I mentioned cost savings before. It’s represented in the dramatic slide that you see to the left showing the dramatic reduction of systems, but also the dramatic savings from security guards that you now don’t have to use.

Slide 22. We have 32 distributors in countries throughout Europe, Middle East, and Africa, and Asia, all authorized to sell our systems. We have systems deployed all over the world, including the Four Seasons in Cairo, the premier football leagues in the U.K., and nuclear power plants in Japan. All of these customers are covered by our in-country channel partners, and our global channel partner, Stanley Black and Decker and Motorola Solutions.

Slide 23. Motorola solutions and Evolv have a particularly strong OEM partnership. In fact, we’ve private labeled our system, Motorola Solutions powered by Evolv Technology. Motorola, as you know is an $8 billion security company. They have hundreds of salespeople and thousands of channel partners, and that will give us global scale and REITS that we don’t have today.

Slide 24. These are the key verticals that we want to expand on. We’ve won the most iconic venues in each of these verticals, and we care about that because they’re the most lean forward security companies in the verticals we care most about.

Slide 25. We have a plan to get to a billion dollars of ARR, and it starts in the near term by executing on the strategy I just mentioned. We care about the mid-term plan because we’re going to expand in the international markets, and then long-term we’re going to expand by leveraging adjacent verticals and expanded channel partners.

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Slide 26. Our customers want more from us after we’ve landed in the digital threshold. For example, if you look at the stadium, we provide this capability today, weapon screening, and those screens include guns, bombs, and tactical knives, but also bad people and COVID-19.

Out customers also want more from us in the form of analytics. We’re doing that all today to make the venue safe, and create a safe, frictionless, and personal experience.

The next thing they want us to do is identity credentials, and e-ticketing. What if they could come into the stadium and not only reduce the friction from screening, but also do an e-ticket. So, people could walk into the stadium, not break stride, and also do biometrics identity and graphics analytics.

But what if you arrived at the venue, and you could understand that at the approach? If you could run the license plate of the people that are coming in their cars in the parking lot, you could see if they’re a good person or a bad person. If it was a family, you could bring them through the VIP gate, but if it was a person of interest, you could automatically alert the other security infrastructure and make the security better.

Slide 27. To do that, we know the 80 or so companies that are focused on the different areas we care about, like threat intelligence, for example. Companies like Flashpoint Intelligence, CrowdStrike, ThreatQuotient. They all have threat intelligence capability that’s really, really important to our customers.

Once we understand identity, companies like Daon and CLEAR, we can also do e-ticketing, and there are companies like Masabi and flow analytics companies like Armored Things, these are all the companies that will take our TAM from $20 billion to well over $105 billion.

Slide 28. The first step is to expand globally. Drive our ROI for touchless screening capability across all the digital thresholds around the globe, then expand those capabilities and monetize the the data for our customers. We’re going to have a rich data set for our customers that is going to be critical to giving them insight on both their venue and their security.

With that, let me hand over to Peter Faubert, our CFO, and he’ll talk about our financials. Peter?

Peter Faubert

Thanks, Peter.

I’m Peter Faubert, the CFO at Evolv, and I’ll be covering Slide 30 and 31 in the presentation.

With the investments that we’ve made to date, Evolv was able to accomplish some important milestones for the business.

First, we completed the hardware design of our express products. Second, we were able to develop the software capabilities that Peter talked about earlier in the presentation. Third, we were able to transition our business to a security as a service business. More importantly, our customers have embraced the security as a service business model because of the low upfront costs required to enter into an agreement with us. Those agreements look like $2,000 to $3,000 a month of subscription for a 48-month period that are non-cancellable.

Our customers pay us annually in advance, which allows us to recoup the cost of the hardware in the first year of the contract. Because we’re a software company, we’re able to release additional capabilities for our customers on a pay-forward business to increase the monetization of the subscription over the term of the contract.

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Moving to Slide 31. The product market fit and the penetration that we have experienced in the verticals that we’re targeting thus far will allow us to achieve over a billion dollars in total contract value bookings by 2025. As you’re amortizing those bookings through the P&L, that will allow us to achieve almost $600 million of revenue by 2025, 85% of that revenue will be recurring. We’re already experiencing gross margins in the 70% plus range in 2021.

With the increased monetization, as well as further reductions of costs related to the hardware portion of our express products, that will allow us to increase our gross margin to 85% by 2025; thus, creating significant leverage in the business, and allowing us to re-invest in research and development, and sales and marketing investments, to maintain our technology advantage, and our first mover advantage in the market while achieving EBITDA margins approaching 40%.

With that, I’ll turn it back over to Peter.

Peter George

Thanks, Peter.

Slide 37. I started out by saying Evolv, the human security company, and I’ll tell you, there’s never been a more important time to make security human again, and we do this with our disruptive AI software technology, a huge and growing TAM, an amazing set of diverse customers, an ROI for those customers that’s measured in weeks and months, and a compelling SaaS business model that are four-year contracts that provide predictable forward revenue, proven land and expand strategy, and a world-class executive team. This is a unique moment in the Company’s history, and Evolv is ready for this moment.

Thank you very much.

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Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between NewHold Investment Corp. (“NewHold”) and Evolv Technologies, Inc. (“Evolv”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of NewHold’s securities, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Agreement and Plan of Merger, dated as of March 5, 2021 (the “Merger Agreement”), by and among NewHold, Evolv and NHIC Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of NewHold, by the stockholders of NewHold, the satisfaction of the minimum trust account amount following redemptions by NewHold’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vii) the effect of the announcement or pendency of the transaction on Evolv Aviation’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Evolv and potential difficulties in Evolv employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Evolv or against NewHold related to the Merger Agreement or the transaction, (x) the ability to maintain the listing of NewHold’s securities on a national securities exchange, (xi) the price of NewHold’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which NewHold plans to operate or Evolv operates, variations in operating performance across competitors, changes in laws and regulations affecting NewHold’s or Evolv’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (xiii) the risk of downturns and a changing regulatory landscape in Evolv’s highly competitive industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of NewHold’s registration on Form S-1 (File No. 333-239822), the registration statement on Form S-4 discussed above and other documents filed by NewHold from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law NewHold and Evolv assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither NewHold nor Evolv gives any assurance that either NewHold or Evolv or the combined company will achieve its expectations.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond NewHold’s and Evolv’s control. While all projections are necessarily speculative, NewHold and Evolv believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that NewHold and Evolv, or their representatives, considered or consider the projections to be a reliable prediction of future events.

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Important Information for Investors and Stockholders

This document relates to a proposed transaction between NewHold and Evolv. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. NewHold intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of NewHold, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all NewHold stockholders. NewHold also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of NewHold are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by NewHold through the website maintained by the SEC at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from NewHold upon written request to NewHold Investment Corp., c/o NewHold Enterprises, LLC, 52 Vanderbilt Avenue, Suite 2005, New York, New York 10017, Attn: Charlie Baynes-Reid, or by calling (212) 653-0153, or by email at info@newholdllc.com.

Participants in the Solicitation

NewHold and Evolv and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from NewHold’s stockholders in connection with the proposed transaction. A list of the names of the directors and executive officers of NewHold and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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